WAIVER AND AMENDMENT NO. 1
TO REVOLVING CREDIT, TERM LOAN AND SECURITY AGREEMENT

THIS WAIVER AND AMENDMENT NO. 1 (this “Agreement”) is entered into as of April 15, 2009, by and among BEST ENERGY SERVICES, INC (f/k/a HYBROOK RESOURCES CORP.), a corporation organized under the laws of the State of Nevada (“Best”), BOB BEEMAN DRILLING COMPANY, a corporation organized under the laws of the State of Utah (“BBD”), and BEST WELL SERVICE, INC., a corporation organized under the laws of the State of Kansas (“BWS”) (Best, BBD and BWS, each a “Borrower”, and collectively “Borrowers”), the financial institutions party hereto (collectively, the “Lenders” and individually a “Lender”) and PNC BANK, NATIONAL ASSOCIATION (“PNC”), as agent for Lenders (PNC, in such capacity, the “Agent”).

BACKGROUND

Borrowers, Lenders and Agent are parties to that certain Revolving Credit, Term Loan and Security Agreement dated as of February 14, 2008 (as amended, restated, supplemented or otherwise modified from time to time, the “Loan Agreement”) pursuant to which Agent and Lenders provide Borrowers with certain financial accommodations.

Borrowers have requested that Agent and Lenders (x) waive certain Events of Default set forth on Schedule 1 attached hereto that have occurred and are continuing (the “Existing Defaults”) and (y) amend certain provisions of the Loan Agreement as hereafter provided, and Agent and Lenders are willing to do so on the terms and conditions hereafter set forth.

NOW, THEREFORE, in consideration of any loan or advance or grant of credit heretofore or hereafter made to or for the account of Borrowers by Agent or Lenders, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1. Definitions.  All capitalized terms not otherwise defined or amended herein shall have the meanings given to them in the Loan Agreement.

2. Waiver.  Subject to the satisfaction of Section 4 below, Agent and Lenders hereby waive the Existing Defaults.  Notwithstanding the foregoing, the waiver of the Existing Defaults set forth above does not establish a course of conduct between Borrowers, Agent and Lenders and the Borrowers hereby agree that Agent and Lenders are not obligated to waive any future Events of Default under the Loan Agreement or the Other Documents.

3. Amendment.  Subject to the satisfaction of Section 4 below, the Loan Agreement is hereby amended as follows:

(a) Section 1.2 of the Loan Agreement is hereby amended by (x) deleting the defined terms “Eligible Equipment”, “Eligible Rig Fleet Equipment” and “Equipment Advance Rate” and (y) amending the following defined terms to read in their entirety as set forth below:

“Advance Rates” shall mean, collectively, the Receivables Advance Rate and the Cash Collateral Advance Rate.

“Alternate Base Rate” shall mean, for any day, a rate per annum equal to the higher of (i) the Base Rate in effect on such day, (ii) the Federal Funds Open Rate in effect on such day plus 1/2 of 1% and (iii) the Daily LIBOR Rate plus 1%.  For purposes of this definition, “Daily LIBOR Rate” shall mean, for any day, the rate per annum determined by Agent by dividing (x) the Published Rate by (y) a number equal to 1.00 minus the percentage prescribed by the Federal Reserve for determining the maximum reserve requirements with respect to any eurocurrency funding by banks on such day.  For the purposes of this definition, “Published Rate” shall mean the rate of interest published each Business Day in The Wall Street Journal “Money Rates” listing under the caption “London Interbank Offered Rates” for a one month period (or, if no such rate is published therein for any reason, then the Published Rate shall be the eurodollar rate for a one month period as published in another publication determined by Agent).

“EBITDA” shall mean for any period the sum of (i) Earnings Before Interest and Taxes for such period plus (ii) depreciation expenses for such period, plus (iii) amortization expenses for such period, plus (iv) the extent deducted in the calculation of net income, other non-cash charges.

“Excess Cash Flow” for any fiscal period shall mean EBITDA of Borrowers on a Consolidated Basis for such fiscal period minus Unfinanced Capital Expenditures made by Borrowers on a Consolidated Basis during such fiscal period minus taxes actually paid by Borrowers on a Consolidated Basis during such fiscal period minus payments of principal of the Term Loan and interest on indebtedness for borrowed money.

“Federal Funds Open Rate” for any day shall mean the rate per annum (based on a year of 360 days and actual days elapsed) which is the daily federal funds open rate as quoted by ICAP North America, Inc. (or any successor) as set forth on the Bloomberg Screen BTMM for that day opposite the caption “OPEN” (or on such other substitute Bloomberg Screen that displays such rate), or as set forth on such other recognized electronic source used for the purpose of displaying such rate as selected by PNC (an “Alternate Source”) (or if such rate for such day does not appear on the Bloomberg Screen BTMM (or any substitute screen) or on any Alternate Source, or if there shall at any time, for any reason, no longer exist a Bloomberg Screen BTMM (or any substitute screen) or any Alternate Source, a comparable replacement rate determined by the PNC at such time (which determination shall be conclusive absent manifest error); provided however, that if such day is not a Business Day, the Federal Funds Open Rate for such day shall be the “open” rate on the immediately preceding Business Day.  If and when the Federal Funds Open Rate changes, the rate of interest with respect to any advance to which the Federal Funds Open Rate applies will change automatically without notice to the Borrowers, effective on the date of any such change.

“Maximum Revolving Advance Amount” shall mean $4,000,000.

“Revolving Interest Rate” shall mean an interest rate per annum equal to (a) the sum of the Alternate Base Rate plus two and one-half of one percent (2.50%) with respect to Domestic Rate Loans and (b) the sum of (x) the greater of (i) the Eurodollar Rate or (ii) two percent (2.0%) plus (y) three and three-quarters of one percent (3.75%) with respect to Eurodollar Rate Loans.

“Term Loan Rate” shall mean an interest rate per annum equal to (a) the sum of the Alternate Base Rate plus two and one-half of one percent (2.50%) with respect to Domestic Rate Loans and (b) the sum of (x) the greater of (i) the Eurodollar Rate or (ii) two percent (2.0%) plus (y) three and three-quarters of one percent (3.75%) with respect to Eurodollar Rate Loans.

(b) Section 1.2 of the Loan Agreement is hereby amended by inserting the following defined terms in appropriate alphabetical order:

“Amendment No. 1” shall mean Waiver and Amendment No. 1 to Revolving Credit, Term Loan and Security Agreement dated as of April 15, 2009, by and between Borrowers, Lenders and Agent.

“Amendment No. 1 Closing Reserve” shall mean $500,000 less all proceeds received by Best from a Permitted Offering after the Amendment No. 1 Effective Date and utilized to repay Revolving Advances.

“Amendment No. 1 Effective Date” shall mean the date the Agent has determined the Conditions of Effectiveness in Section 4 of Amendment No. 1 have been satisfied.

“Permitted Offering” shall mean the issuance by Best of Equity Interests or unsecured Indebtedness convertible into Equity Interests of Best, in either case, on terms and conditions satisfactory to Agent in its sole discretion.

(c) Section 2.1(a) of the Loan Agreement is amended to read in its entirety as set forth below:

“(a)           Amount of Revolving Advances.  Subject to the terms and conditions set forth in this Agreement, including Section 2.1(b), each Lender, severally and not jointly, will make Revolving Advances to Borrowers in aggregate amounts outstanding at any time equal to such Lender’s Commitment Percentage of the lesser of (x) the Maximum Revolving Advance Amount less the aggregate Maximum Undrawn Amount of all outstanding Letters of Credit or (y) an amount equal to the sum of:

(i)           up to 85%, subject to the provisions of Section 2.1(b) hereof (“Receivables Advance Rate”), of Eligible Receivables, plus

(ii)           up to 100%, subject to the provisions of Section 2.1(b) hereof (the “Cash Collateral Advance Rate”), of the Cash Collateral Deposit, minus

(iii)           the aggregate Maximum Undrawn Amount of all outstanding Letters of Credit, minus

(iv)           such reserves as Agent may reasonably deem proper and necessary from time to time in Agent’s reasonable credit judgment, including, without limitation, the Amendment No. 1 Closing Reserve.

The amount derived from the sum of (x) Sections 2.1(a)(y)(i) and (ii) minus (y) Section 2.1 (a)(y)(iv) at any time and from time to time shall be referred to as the “Formula Amount”.  The Revolving Advances shall be evidenced by one or more secured promissory notes (collectively, the “Revolving Credit Note”) substantially in the form attached hereto as Exhibit 2.1(a).”

(d) Section 2.4 of the Loan Agreement is hereby amended to read in its entirety as set forth below:

“2.4.                      Term Loan.  Each Lender, severally and not jointly, as of the date of the consummation of the Second Acquisitions, had made to Borrowers a Term Loan in the sum equal to such Lender’s Commitment Percentage of  $5,850,000 (the “Initial Term Loan”), of which $4,485,000 is outstanding on the Amendment No. 1 Effective Date.  On the Amendment No. 1 Effective Date, $14,785,000 of Revolving Advances outstanding on such date shall be converted into a term loan, and consolidated with and into the Initial Term Loan, automatically and without the requirement for any further action by any Person, so that after giving effect to such conversion the aggregate principal amount of the Term Loan shall be $19,270,000.  The Term Loan shall be, with respect to principal, payable monthly commencing on May 1, 2009, and on the first day of each month thereafter, as follows: (a) $98,500 per month, from the Amendment No. 1 Effective Date through December 31, 2009, (b) $125,000 per month, from January 1, 2010 through December 31, 2010, and (c) $150,000 per month thereafter, with the balance payable upon expiration of the Term, subject to acceleration upon the occurrence of an Event of Default under this Agreement or termination of this Agreement.  The Term Loan shall be evidenced by one or more secured promissory notes (collectively, the “Term Note”) in substantially the form attached hereto as Exhibit 2.4.”

(e) Section 2.21(b) of the Loan Agreement is hereby amended to read in its entirety as set forth below:

“(b)           Borrowers shall prepay the outstanding amount of the Advances in an amount equal to 25% of Excess Cash Flow for each fiscal year commencing on or after January 1, 2008, payable upon delivery of the financial statements to Agent referred to in and required by Section 9.7 for such fiscal year but in any event not later than ninety (90) days after the end of each such fiscal year, which amount shall be applied to outstanding principal installments of the Term Loan in inverse order of maturity.  In the event that the financial statement is not so delivered, then a calculation based upon estimated amounts shall be made by Agent upon which calculation Borrowers shall make the prepayment required by this Section 2.21(b), subject to adjustment when the financial statement is delivered to Agent as required hereby.  The calculation made by Agent shall not be deemed a waiver of any rights Agent or Lenders may have as a result of the failure by Borrowers to deliver such financial statement.

(f) Section 2.21(c) is hereby amended by deleting the last sentence thereof.

(g) Section 3.3(b) of the Loan Agreement is hereby amended by deleting the text “one quarter of one percent (0.25%)” contained therein and inserting the text “three-eighths of one percent (0.375%)” in lieu thereof.

(h) Section 3.3 of the Loan Agreement is hereby further amended by inserting the following new sub-clause (c) at the end thereof:

“(c)           Amendment No. 1 Fee.  Upon the execution of this Agreement, each Lender shall have earned its ratable share of a fee equal to $125,000, which fee shall be due and payable (x) $25,000 on the Amendment No. 1 Effective Date, and (y) thereafter, in three equal installments of $33,333.34, on the thirtieth (30th), sixtieth (60th) and ninetieth (90th) day following the Amendment No. 1 Effective Date, provided that at the election of the Agent, such fee shall become immediately due and payable upon the occurrence and during the continuance of any Event of Default.”

(i) Section 6.5(a) is hereby amended to read in its entirety as set forth below:

“(a)           Fixed Charge Coverage Ratio.  Cause to be maintained as of the end of each fiscal quarter set forth below, for the twelve month period ending on the last day of such fiscal quarter, a Fixed Charge Coverage Ratio of not less than the ratio set forth in the table below for such period:

Fiscal Quarter Ending:	Minimum Fixed Charge Coverage Ratio:
March 31, 2009	No Test
June 30, 2009	No Test
September 30, 2009	No Test
December 31, 2009	No Test
March 31, 2010	1.05 to 1.0
June 30, 2010	1.10 to 1.0
September 30, 2010	1.15 to 1.0
December 31, 2010	1.20 to 1.0
March 31, 2011 and each fiscal quarter ending thereafter	1.25 to 1.0

(j) Section 6.5(b) is hereby amended to read in its entirety as set forth below:

“(b)           Minimum EBITDA.  Maintain as of the end of each fiscal quarter set forth below, for the period ending on the last day of such fiscal quarter, EBITDA of Borrowers on a Consolidated Basis of at least the amount set forth opposite such fiscal quarter:

Fiscal Quarter Ending:	Minimum EBITDA
Three month period ending March 31, 2009	$216,000
Six month period ending June 30, 2009	$902,000
Nine month period ending September 30, 2009	$1,744,000
Twelve month period ending December 31, 2009	$2,385,000

(k) Section 6.5 of the Loan Agreement is hereby further amended by inserting the following new sub-clause (c) at the end thereof:

“(c)  Minimum Rig Utilization.  Cause to be maintained as of the end of each fiscal quarter set forth below, for the three-month period then ending, Minimum Rig Utilization for BWS of not less than the percentage set forth in the table below opposite such fiscal quarter:

Fiscal Quarter Ending:	Minimum Rig Utilization:
March 31, 2009	25%
June 30, 2009	30%
September 30, 2009	34%
December 31, 2009	34%
March 31, 2010	48%
June 30, 2010	54%
September 30, 2010	58%
December 31, 2010	58%
March 31, 2011 and each fiscal quarter ending thereafter	58%

(l) Article VI of Loan Agreement is hereby amended by inserting the following new Section 6.12 at the end of thereof:

“6.12                      Conditions Subsequent to Amendment No. 1.

(a)           On or prior to May 29, 2009, Best shall have granted to Agent (or its designee) a common stock warrant, exercisable for 250,000 shares of common stock of Best, such warrant to be in form and substance (and on terms) satisfactory to Agent, including, without limitation, that it shall be exercisable for five (5) years at $0.50/share, have a cashless exercise option and contain such registration rights as are acceptable to Agent.

(b)           On or prior to May 15, 2009, Borrowers shall have (i) delivered to Agent all certificates of title for all vehicles constituting Collateral that were not delivered on or prior to the Amendment No. 1 Effective Date, (ii) executed such lien entry forms related thereto as Agent may request and (iii) remitted to Agent (or its counsel) all fees and taxes necessary to transfer such titles into the name of a Borrower (if such titles are not already issued in the name of a Borrower) and record Agent’s Lien on such titles.

(m) Section 7.7 of the Loan Agreement is hereby amended to read in its entirety as set forth below:

“7.7  Dividends.  Declare, pay or make any dividend or distribution on any shares of the common stock or preferred stock of any Borrower (other than dividends or distributions payable in its stock, or split-ups or reclassifications of its stock) or apply any of its funds, property or assets to the purchase, redemption or other retirement of any common or preferred stock, or of any options to purchase or acquire any such shares of common or preferred stock of any Borrower; provided that Borrowers (other than Best) shall be permitted to make payments to Best, to pay professional fees, franchise taxes and other Ordinary Course of Business operating expenses (excluding salaries and other employee compensation) incurred by Best solely in its capacity as parent corporation of Borrowers; provided, however, that after giving effect to the payment of such dividends there shall not exist any Event of Default or Default.”

(n) Section 7.8 of the Loan Agreement is hereby amended by (x) deleting the word “and” appearing at the end of sub-clause (vi) of said Section and (y) inserting the following text immediately preceding the period at the end of said Section:

“; and (viii) unsecured Indebtedness incurred in connection with a Permitted Offering, so long as terms and conditions thereof are satisfactory to Agent in its sole and absolute discretion”.

(o) Section 9.7 of the Loan Agreement is hereby amended by inserting the text “(other than for the fiscal year of Borrowers ending December 31, 2008, which shall be furnished by April 30, 2009)” immediately following the text “Furnish Agent within ninety (90) days after the end of each fiscal year of Borrowers” appearing in said Section.

(p) Section 9.16 of the Loan Agreement is hereby amended to read in its entirety as set forth below:

“9.16.                      Appraisals.  Borrowers shall provide to Agent, at Borrowers’ expense, a full appraisal of the orderly liquidation value of all of Borrower’s Rig Fleet Equipment and other Equipment by Superior Asset Appraisals, or another firm acceptable to Agent in its sole discretion (each an “OLV Appraisal”), the form, scope and results of which shall be satisfactory to Agent in its sole discretion, (a) if Agent, in its sole discretion deems appropriate and so directs, semi-annually, or (b) at any time and frequency during an Event of Default.  Agent shall have the right to conduct additional appraisals at its own expense from time to time, with access to the Collateral provided by and other cooperation from Borrowers.  The initial OLV Appraisal is attached as Exhibit 9.16.”

(q) Section 13.1 of the Loan Agreement is hereby amended to read in its entirety as set forth below:

“13.1.                      Term.  This Agreement, which shall inure to the benefit of and shall be binding upon the respective successors and permitted assigns of each Borrower, Agent and each Lender, shall become effective on the date hereof and shall continue in full force and effect until March 31, 2011 (the “Term”) unless sooner terminated as herein provided.  Borrowers may terminate this Agreement at any time upon forty-five (45) days’ prior written notice upon payment in full of the Obligations.  In the event the Obligations are prepaid in full prior to the last day of the Term (the date of such prepayment hereinafter referred to as the “Early Termination Date”), Borrowers shall pay to Agent for the benefit of Lenders an early termination fee in an amount equal to (x) $500,000, if the Early Termination Date occurs on or after the Closing Date to and including December 31, 2009, (y) $250,000, if the Early Termination Date occurs on or after January 1, 2010 to and including September 30, 2010, and (z) $0 thereafter.”

(r) Exhibit 2.4 to the Loan Agreement is amended and restated to be in the form of Exhibit A to this Agreement.

4. Conditions of Effectiveness.  This Agreement shall become effective when Agent shall have received:

(a)  four (4) copies of this Agreement executed by the Required Lenders and each Borrower;

(b)   an amended and restated Term Note, in substantially the form of Exhibit A to this Agreement;

(c)  the portion of the amendment fee due and payable under Section 3.3(c) on the Amendment No. 1 Effective Date, which may be charged to Borrowers’ Account as a Revolving Advance; and

(d)   such other certificates, instruments, documents, agreements and opinions of counsel as may be required by Agent or its counsel, each of which shall be in form and substance satisfactory to Agent and its counsel.

5. Representations, Warranties and Covenants.  Each Borrower hereby represents, warrants and covenants as follows:

(a)           This Agreement and the Loan Agreement constitute legal, valid and binding obligations of such Borrower and are enforceable against such Borrower in accordance with their respective terms.

(b)           Upon the effectiveness of this Agreement, each Borrower hereby reaffirms all covenants, representations and warranties made in the Loan Agreement to the extent the same are not amended or waived hereby and agrees that all such covenants, representations and warranties shall be deemed to have been remade as of the effective date of this Agreement.

(c)           The execution, delivery and performance of this Agreement and all other documents in connection therewith has been duly authorized by all necessary corporate action, and does not contravene, violate or cause the breach of any agreement, judgment, order, law or regulation applicable to any Borrower.

(d)           No Event of Default or Default has occurred and is continuing or would exist after giving effect to this Agreement (and the waiver of the Existing Defaults).

(e)           No Borrower has any defense, counterclaim or offset with respect to the Loan Agreement or the Obligations.

6. Effect on the Loan Agreement.

(a)           Upon the effectiveness of this Agreement, each reference in the Loan Agreement to “this Agreement,” “hereunder,” “hereof,” “herein” or words of like import shall mean and be a reference to the Loan Agreement as amended hereby.  Except as specifically amended herein, the Loan Agreement, and all other documents, instruments and agreements executed and/or delivered in connection therewith, shall remain in full force and effect, and are hereby ratified and confirmed.  This Agreement shall constitute an “Other Document” for all purposes under the Loan Agreement.

(b)           Except as expressly provided herein, the execution, delivery and effectiveness of this Agreement shall not operate as a waiver of any right, power or remedy of Agent or any Lender, nor constitute a waiver of any provision of the Loan Agreement, or any other documents, instruments or agreements executed and/or delivered under or in connection therewith.

7. Release.  The Borrowers hereby acknowledge and agree that:  (a) neither they nor any of their Affiliates have any claim or cause of action against Agent or any Lender (or any of Agent’s or any Lender’s Affiliates, officers, directors, employees, attorneys, consultants or agents) and (b) Agent and each Lender have heretofore properly performed and satisfied in a timely manner all of their respective obligations to the Borrowers under the Loan Agreement and the Other Documents.  Notwithstanding the foregoing, Agent and each Lender wish (and the Borrowers agree) to eliminate any possibility that any past conditions, acts, omissions, events or circumstances would impair or otherwise adversely affect any of Agent’s or such Lender’s rights, interests, security and/or remedies under the Loan Agreement and the Other Documents.  Accordingly, for and in consideration of the agreements contained in this Agreement and other good and valuable consideration, each Borrower (for itself and its Affiliates and the successors, assigns, heirs and representatives of each of the foregoing) (each a “Releasor” and collectively, the “Releasors”) does hereby fully, finally, unconditionally and irrevocably release and forever discharge Agent, each Lender and each of their respective Affiliates, officers, directors, employees, attorneys, consultants and agents (each a “Released Party” and collectively, the “Released Parties”) from any and all debts, claims, obligations, damages, costs, attorneys’ fees, suits, demands, liabilities, actions, proceedings and causes of action, in each case, whether known or unknown, contingent or fixed, direct or indirect, and of whatever nature or description, and whether in law or in equity, under contract, tort, statute or otherwise, which any Releasor has heretofore had or now or hereafter can, shall or may have against any Released Party by reason of any act, omission or thing whatsoever done or omitted to be done on or prior to the date hereof arising out of, connected with or related in any way to this Agreement, the Loan Agreement or any Other Document, or any act, event or transaction related or attendant thereto, or Agent’s or any Lender’s agreements contained therein, or the possession, use, operation or control of any of the assets of agreements contained therein, or the possession, use, operation or control of any of the assets of the Borrowers, or the making of any advance, or the management of such advance or the Collateral.

8. Governing Law.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns and shall be governed by and construed in accordance with the laws of the State of New York (other than those conflict of law rules that would defer to the substantive law of another jurisdiction).

9. Cost and Expenses.   Borrowers hereby agree to pay the Agent, on demand, all costs and reasonable expenses (including reasonable attorneys’ fees and legal expenses) incurred in connection with this Agreement and any instruments or documents contemplated hereunder.

10. Headings.  Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

11. Counterparts; Facsimile Signatures.  This Agreement may be executed by the parties hereto in one or more counterparts of the entire document or of the signature pages hereto, each of which shall be deemed an original and all of which taken together shall constitute one and the same agreement.  Any signature received by facsimile or electronic transmission shall be deemed an original signature hereto.

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IN WITNESS WHEREOF, this Agreement has been duly executed as of the day and year first written above.

PNC BANK, NATIONAL ASSOCIATION,
as Lender and as Agent

By:_______________________________
Name:
Title:

BEST ENERGY SERVICES, INC.

By:__________________________
Name:
Title:

BOB BEEMAN DRILLING COMPANY

By:__________________________
Name:
Title:

BEST WELL SERVICE, INC.

By:__________________________
Name:
Title:

[Signature Page to Waiver and Amendment No. 1]

SCHEDULE 1

Existing Events of Default

1.
Events of Default under Section 10.5 of the Loan Agreement as a result of Borrowers’ violation the financial covenant contained in Section 6.5(a) of the Loan Agreement for the fiscal quarters ending March 31, 2008 and December 31, 2008.

2.
Events of Default under Section 10.5 of the Loan Agreement as a result of Borrowers’ violation the financial covenant contained in Section 6.5(b) of the Loan Agreement for the fiscal quarters ending March 31, 2008, June 30, 2008, September 30, 2008 and December 31, 2008.

3.
Events of Default under Section 10.5 of the Loan Agreement as a result of Borrowers’ failure to (i) deliver to Agent all certificates of title for all vehicles constituting Collateral that were not delivered on or prior to the Effective Date of the Loan Agreement, (ii) execute such lien entry forms related thereto as Agent may have requested and (iii) remit to Agent (or its counsel) all fees and taxes necessary to transfer such titles into the name of a Borrower (if such titles are not already issued in the name of a Borrower) and record Agent’s Lien on such titles.